Corning Incorporated and Subsidiary Companies
Historical Consolidated Statements of Income
(In millions, except per share amounts)

Exhibit 99.1

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                                                                          1997 as Reported
                                                    ------------------------------------------------------------
                                                       Q1          Q2           Q3           Q4          TOTAL
                                                    --------   ----------   ----------   ----------    ---------
Revenues
  Net sales                                         $  945.4   $  1,031.1   $  1,037.8   $  1,075.4    $ 4,089.7
  Royalty, interest and dividend income                 10.5          9.5          9.8          9.6         39.4
                                                    --------   ----------   ----------   ----------    ---------
                                                       955.9      1,040.6      1,047.6      1,085.0      4,129.1

Deductions
  Cost of sales                                        554.9        593.1        617.0        641.2      2,406.2
  Selling, general and administrative expenses         159.4        171.7        168.4        171.9        671.4
  Research and development expenses                     51.1         53.5         70.8         75.3        250.7
  Interest expense                                      25.0         23.3         18.9         17.8         85.0
  Other, net                                            11.0          4.8         12.7          9.1         37.6
                                                    --------   ----------   ----------   ----------    ---------

Income before taxes                                    154.5        194.2        159.8        169.7        678.2
Taxes on income                                         53.3         67.0         52.1         54.8        227.2
                                                    --------   ----------   ----------   ----------    ---------

Income before minority interest and equity earnings    101.2        127.2        107.7        114.9        451.0
Minority interest in earnings of subsidiaries          (12.6)       (20.9)       (23.0)       (20.2)       (76.7)
Dividends on convertible preferred
  securities of subsidiary                              (3.4)        (3.5)        (3.4)        (3.4)       (13.7)
Equity in earnings other than Dow Corning                6.8         24.2         31.0         17.2         79.2
                                                    --------   ----------   ----------   ----------    ---------

Net Income                                          $   92.0   $    127.0   $    112.3   $    108.5    $   439.8
                                                    ========   ==========   ==========   ==========    =========

Basic earnings per share                            $   0.40   $     0.56   $     0.49   $     0.47    $    1.92
                                                    ========   ==========   ==========   ==========    =========

Diluted earnings per share                          $   0.39   $     0.53   $     0.47   $     0.46    $    1.85
                                                    ========   ==========   ==========   ==========    =========

Shares used in computing earnings per share:
      Basic earnings per share                         226.5        227.8        228.7        229.1        228.1
                                                    ========   ==========   ==========   ==========    =========
      Diluted earnings per share                       243.3        245.6        246.5        245.5        245.4
                                                    ========   ==========   ==========   ==========    =========
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